                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12.

                        Santa Fe Energy Resources, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                        SANTA FE ENERGY RESOURCES, INC.

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The annual meeting of stockholders of Santa Fe Energy Resources, Inc. will be held at the Omni Houston Hotel, Four Riverway, Houston, Texas, on Monday, May 11, 1998 at 10:00 a.m. for the following purposes:

          (A) To elect two directors;

          (B) To ratify and approve the appointment of Price Waterhouse LLP as independent public accountants for the fiscal year ending December 31, 1998; and

          (C) To transact such other business as is properly brought before the meeting.

     Common stockholders of record at the close of business on March 13, 1998 are entitled to notice of and to vote at the meeting. A list of such stockholders will be kept at the office of the Corporation at 1616 South Voss, Houston, Texas 77057, for a period of ten days prior to the meeting.

                                            By order of the Board of Directors.

                                            MARK A. OLDER
                                            Corporate Secretary

1616 South Voss
Houston, Texas 77057
March 20, 1998

                             YOUR VOTE IS IMPORTANT

               PLEASE MARK, DATE, AND SIGN YOUR PROXY AND RETURN
                     IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                        SANTA FE ENERGY RESOURCES, INC.
                                1616 SOUTH VOSS
                                 HOUSTON, TEXAS

                             ---------------------

                                PROXY STATEMENT
                                 MARCH 20, 1998

                             ---------------------

                  ANNUAL MEETING OF STOCKHOLDERS, MAY 11, 1998

     The annual meeting of stockholders of Santa Fe Energy Resources, Inc. (the "Corporation") will be held on May 11, 1998 in Houston, Texas. The enclosed proxy card is solicited by the Board of Directors of the Corporation, and your execution and prompt return of the card is requested. Every common stockholder, regardless of the number of shares held, should be represented at the annual meeting. Whether or not you expect to be present at the meeting, please mark, sign and date the enclosed proxy card and return it in the enclosed envelope. Any stockholder giving a proxy has the right to revoke it. If you attend the meeting and wish to vote your shares in person, you may do so at that time.

     The shares represented by your proxy will be voted in accordance with the specifications made on the proxy card. Unless otherwise directed, it is intended that such shares will be voted:

          (A) For the election to the Corporation's Board of Directors of the two nominees named below; and

          (B) For the ratification and approval of the appointment of Price Waterhouse LLP as independent public accountants for the fiscal year ending December 31, 1998; and

          (C) In accordance with the best judgment of the persons acting under the proxy concerning other matters that are properly brought before the meeting.

     Common stockholders of record at the close of business on March 13, 1998 are entitled to notice of the meeting and are entitled to vote at the meeting in person or by proxy. Each share of common stock of the Corporation is entitled to one vote. At the close of business March 13, 1998, the Corporation had 102,853,445 shares of common stock outstanding and entitled to vote. The Corporation anticipates first sending this proxy statement and the enclosed proxy card to stockholders on or about March 20, 1998.

                             ELECTION OF DIRECTORS

     The number of directors of the Corporation, as determined by the Board under Article Fifth of the Corporation's Restated Certificate of Incorporation, is currently seven. The terms of two present directors expire in 1998, and two directors are to be elected at the 1998 annual meeting for a term of three years. Directors hold office until the annual meeting for the year in which their terms expire and until their successors are elected and qualify. The nominees for whom the enclosed proxy is intended to be voted are set forth below. It is not contemplated that any of these nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the persons acting under it. The election as directors of the persons nominated in this proxy statement will require a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. A holder of a share will be treated as being present at a meeting if the holder of such share is either present in person at the meeting or is represented at the meeting by a valid proxy, whether the proxy is marked as casting a vote or abstaining, is left blank or does not empower such proxy to vote with respect to some or all matters to be voted upon at the meeting. In determining the number of votes cast, shares abstaining from voting or not voted on a matter (including elections) will not be treated as votes cast. In general, pursuant to the Corporation's Bylaws, action on a matter (other than the election of directors) shall be approved if the votes cast in favor of the matter exceed the votes cast opposing the matter.

     Unless otherwise indicated, each director listed below has served in his or her present occupation for at least five years. The indicated periods of service as a director of the Corporation include service during the time the Corporation was a wholly owned subsidiary of Santa Fe Pacific Corporation ("SFP"). Ages are as of February 1, 1998.

                NOMINEES FOR ELECTION AS DIRECTORS TO BE ELECTED
                    FOR A TERM OF THREE YEARS ENDING IN 2001

                                                                FIRST
                       NAME, AGE AND                          ELECTED A
                    BUSINESS EXPERIENCE                       DIRECTOR
                    -------------------                       ---------
Melvyn N. Klein, 56.........................................    1993
  Attorney and Counselor at Law; private investor; the sole
  stock holder of a general partner in GKH Partners, L.P.
  Mr. Klein is also a principal of Questor Management
  Company, and director of Anixter International (supplier
  of computer networking products) and Bayou Steel
  Corporation (specialty steel manufacturer).
James L. Payne, 60..........................................    1986
  Chairman of the Board, President and Chief Executive
  Officer of the Corporation since June 1990. Mr. Payne was
  President of Santa Fe Energy Company, a predecessor in
  interest of the Corporation from January 1986 to January
  1990 when he became President of the Corporation. From
  1982 to January 1986 Mr. Payne was Senior Vice
  President -- Exploration and Land of Santa Fe Energy
  Company. Mr. Payne is also a director of Pool Energy
  Services Co. (oilfield services).

               DIRECTORS CONTINUING IN OFFICE UNTIL 1999

Allan V. Martini, 70........................................    1990
  Retired Vice President Exploration/Production and director of Chevron Corporation (petroleum operations) since August
  1988. Mr. Martini served in that position from July 1986
  until his retirement.
Reuben F. Richards, 68......................................    1992
  Chairman of the Board, Terra Industries Inc.
  (agribusiness) from December 1982 until his retirement in
  March 1996; Chief Executive Officer thereof from December
  1982 to May 1991 and President thereof from July 1983 to
  May 1991; Chairman of the Board, Engelhard Corporation
  (specialty chemicals, engineering materials and precious
  metals management services) from May 1985 to December 1994 and director thereof since prior to 1990; Chairman of the
  Board of Minorco (U.S.A.) Inc. from May 1990 to March 1996 and Chief Executive Officer and President from February
  1994 to March 1996. Mr. Richards is also a director of
  Ecolab, Inc. (cleaning and sanitizing products), Engelhard
  Corporation and Potlatch Corporation (forest products).
Kathryn D. Wriston, 58......................................    1990
  For the past five years, director of various corporations
  and organizations, including Northwestern Mutual Life
  Insurance Company (life insurance) and the Stanley Works
  (manufacturer of tools).

               DIRECTORS CONTINUING IN OFFICE UNTIL 2000

William E. Greehey, 61......................................    1991
  Chairman of the Board, Chief Executive Officer and
  director of Valero Energy Corporation (refining and
  marketing) since 1983. Mr. Greehey is also a director of
  Weatherford-Enterra (oilfield services).

                                                                FIRST
                       NAME, AGE AND                          ELECTED A
                    BUSINESS EXPERIENCE                       DIRECTOR
                    -------------------                       ---------
Marc J. Shapiro, 50.........................................    1990
  Vice Chairman for Finance and Risk Management of Chase
  Manhattan Bank since August 1997. Chairman and Chief
  Executive Officer of Chase Bank of Texas (formerly known
  as Texas Commerce Bank, N.A.) (banking) from 1987 until
  July 1997, and a member of the Management Committee of
  Chemical Banking Corporation since December 1991. Mr.
  Shapiro is also a director of Browning-Ferris Industries
  (waste management services), Burlington Northern Santa Fe
  Corporation (railroad transportation) and a trustee of
  Weingarten Realty Investors (real estate investment
  trust).

     Certain Relationships and Related Transactions. Chase Bank of Texas and its affiliates, including the Chase Manhattan Bank and Chase Securities, Inc. (collectively "Chase") provide banking and investment banking services to the Corporation in the ordinary course of business and on customary terms. These banking transactions may include loans and deposits, the payment of interest by Chase to the Corporation on deposits, the payment of interest to Chase by the Corporation for loans, and the payment of other fees to Chase by the Corporation for banking and investment banking services rendered. Chase is also the Trustee of the Corporation's Retirement Income Plan and the Trustee of the Santa Fe Energy Trust which in 1992 issued Secure Principal Energy Receipts(TM) evidencing an interest in the Trust and a United States Treasury Obligation. Chase also acts as registrar and transfer agent of the Secure Principal Energy Receipts(TM). During 1997 the Corporation paid Chase interest in the amount of $238,807 for loans to the Corporation and fees for various services in the amount of $90,673 (which does not include $78,601 paid from the Retirement Income Plan Trust). Pursuant to the terms of a letter agreement dated as of June 13, 1996, a fee of $1,657,874 was paid to Chase by Monterey Resources, Inc., formerly a wholly owned subsidiary of the Corporation ("Monterey"), as a result of the consummation of the Spin-Off by the Corporation of Monterey on July 25, 1997. Mr. Shapiro, a director of the Corporation, is Vice Chairman for Finance and Risk Management of Chase Manhattan Bank. Mr. Shapiro has no direct or personal interest in these banking arrangements. His interest arises only because of his positions as an officer of Chase Manhattan Bank and a director of the Corporation. Mr. Shapiro has abstained from voting on any issues involving the relationships between the Corporation and Chase.

     In the opinion of the Corporation, the fees paid to Chase for the services performed are normal and customary.

     Mr. Shapiro is also a director of Burlington Northern Santa Fe Corporation which, as a result of a business combination in September 1995, became the successor in interest to SFP. In connection with the distribution of shares of the Corporation's common stock by SFP in 1990, the Company and SFP entered into an agreement to protect SFP from federal and state income taxes, penalties and interest that would be incurred by SFP if the distribution of such stock was determined to be a taxable event resulting primarily from actions taken by the Corporation during a one-year period that ended on December 4, 1991. If the Corporation were required to make payments pursuant to the agreement, such payments could have a material adverse effect on its financial condition; however, the Corporation does not believe that it took any actions during such one-year period that would have such an effect.

     For periods prior to the date of the distribution of the Corporation's stock by SFP, the Corporation was included in the consolidated federal income tax return filed by SFP as the common parent for itself and its subsidiaries. Pursuant to the Agreement for the Allocation of the Consolidated Federal Income Tax Liability Among the Members of the SFP Affiliated Group and various state agreements for the allocation of tax liability among the SFP Group between SFP and its subsidiaries, the Corporation paid to SFP an amount approximating the federal income tax liability and for years 1989 and 1990 the state income tax liability it would have paid if it and its subsidiaries were members of separate consolidated groups. These amounts were payable regardless of whether the SFP consolidated group, as a whole, had any current federal or state income tax liability. Pursuant to the Agreement Concerning Taxes between SFP and the Corporation, after the distribution of the Corporation's Stock additional payments to or refunds from SFP may be made if there is an audit, carryover or similar adjustment subsequently made that impacts the computation of amounts paid SFP as described above. Mr. Shapiro has no direct or personal interest in the above described transaction. His interest arose only because of his position as a director of Burlington Northern Santa Fe Corporation and as a director of the Corporation.

     Mr. Payne is also a director of Pool Energy Services Co. which provides various oilfield services. During 1997 the Corporation (including Monterey during the time the Corporation owned a majority of its outstanding common stock) paid Pool subsidiaries an aggregate of $5,688,241 for services performed on properties operated by the Corporation. Mr. Payne has no direct or personal interest in these services. His interest arises only because of his position as an officer of the Corporation and a director of Pool Energy Services Co. In the opinion of the Corporation, the amounts paid for services performed by Pool were competitive and were normal and customary in the industry.

     Mr. Klein is the sole stockholder of a general partner in GKH Partners, L.P. ("GKH"). The Corporation entered into an Agreement Regarding Shelf Registration dated March 24, 1995, with HC Associates ("HC") which owns more than 5% of the Corporation's common stock whereby the Corporation agreed that upon written demand (which demand may be submitted to the Corporation once, provided such registration is effected and the registration statement is declared effective) from HC, GKH, GKH Investments, L.P., Ernest H. Cockrell Texas Testamentary Trust or Carol Cockrell Jennings Texas Testamentary Trust (collectively, the "Selling Stockholders") at any time prior to March 27, 2000 to file with the Securities and Exchange Commission a registration statement to register the offer and sale, from time to time, by the Selling Stockholders of up to 5,203,091 shares of the Corporation's common stock beneficially owned by them as of March 24, 1995, subject to certain specified restrictions. The Corporation is obligated to pay all expenses incidental to such registration, excluding underwriting discounts, commissions, fees or disbursements of legal counsel for the Selling Stockholders. This agreement was amended in 1997 to include two demand rights (provided that any one demand cover at least 40% of its holdings) and up to two piggyback rights. In addition, for its assistance in the consummation of the Spin-Off by the Corporation of Monterey, the Corporation and Monterey paid an aggregate fee of $400,000 to GKH Partners, L.P. in July 1997.

     See also "-- Compensation Committee Interlocks and Insider Participation" and "-- Security Ownership of Certain Beneficial Owners."

     Other Information Concerning Directors. In 1997, the Board met six times, and each member of the Board as it was composed at the time attended at least 75% of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served, except Mr. Klein who attended 67% of such meetings.

     Directors Compensation. Directors who are not employees of the Corporation or its subsidiaries receive an annual cash retainer fee of $10,000 (plus an additional $2,000 annual retainer for the committee chairmen). Non-employee directors also receive a fee of $1,000 for each meeting of the Board attended, and a fee of $1,000 for each committee meeting attended plus expenses. In addition, pursuant to the Corporation's 1990 Incentive Stock Compensation Plan, as amended in 1996 (the "Stock Plan"), non-employee directors receive annually
(i) 1,000 shares of Common Stock with a six-month restriction period during which such shares cannot be transferred and (ii) 5,000 Non-Qualified Stock Options ("NQSOs") per year having a strike price of the Fair Market Value (as defined in the Stock Plan) on the date of grant. In addition, all newly elected directors receive a one-time grant of 10,000 NQSOs with a strike price of the Fair Market Value on the date the director is first elected. In connection with the amendment of the Stock Plan in 1996, current directors received a similar one-time grant of 10,000 NQSOs effective February 1, 1996.

     Board Committees. In 1997, the Board maintained Audit, Compensation and Benefits, Executive and Nominating Committees. Following are the members of each committee and brief descriptions of the functions of the Board Committees. All chairmen of the above committees are non-employee directors.

     The members of the Audit Committee are Kathryn D. Wriston (Chairman), Marc
J. Shapiro and Melvyn N. Klein. The principal functions of the Audit Committee, which met three times in 1997, include overseeing the performance and reviewing the scope of the audit function of independent accountants. The Audit Committee also reviews, among other things, audit plans and procedures, the Corporation's policies with respect to conflicts of interest and the prohibition on the use of corporate funds or assets for improper purposes, changes in accounting policies, and the use of independent accountants for non-audit services.

     The members of the Compensation and Benefits Committee are William E. Greehey (Chairman), Kathryn D. Wriston and Reuben F. Richards. The principal function of the Compensation and Benefits Committee, which met three times in 1997, is to administer all executive compensation and benefit plans of the Corporation. In addition, the Committee reviews the actions of the Pension Benefits Committee which is composed of employees of the Corporation, making recommendations to the Board of Directors concerning future membership of that committee and such other recommendations as may be necessary or appropriate, and recommending to the Board of Directors substantive amendments to the Corporation's retirement plan. Members of the Compensation and Benefits Committee are not eligible to participate in any benefit plans of the Corporation that they administer except the Stock Plan pursuant to which grants may be made only as described above.

     The members of the Executive Committee are Melvyn N. Klein (Chairman), William E. Greehey, James L. Payne, Allan V. Martini and Reuben F. Richards. The Executive Committee, which did not meet in 1997, may exercise, during periods between meetings of the Board of Directors, all powers of the Board in the management and business of the Corporation, subject to limitations imposed by the Bylaws, Certificate of Incorporation or applicable law.

     The members of the Nominating Committee are Allan V. Martini (Chairman), Kathryn D. Wriston and James L. Payne. The Nominating Committee, which met once in 1997, receives recommendations for review and evaluates the qualifications of and selects and recommends to the Board of Directors, nominees for election as Directors. The Nominating Committee will consider nominees recommended by stockholders. Any such recommendation, together with the nominee's qualifications and consent to be considered as a nominee, should be sent in writing to the Secretary of the Corporation not less than 30 days nor more than 60 days prior to the annual meeting.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     To the best of the Corporation's knowledge, the following persons are the only persons who are beneficial owners of more than five percent of the Corporation's common stock based upon the number of shares outstanding on February 1, 1998:

                                                              NUMBER OF
                                                              SHARES OF   PERCENT
                                                               COMMON       OF
                      NAME AND ADDRESS                        STOCK(1)     CLASS
                      ----------------                        ---------   -------
HC Associates(2)............................................  5,203,091     5.1%
  200 West Madison Street
  27th Floor
  Chicago, Illinois 60606
Neuberger & Berman, LLC(3)..................................  5,321,018     5.2%
  605 Third Ave.
  New York, NY 10158
FMR Corp.(4)................................................  6,963,526     6.8%
  82 Devonshire Street
  Boston, MA 02109

---------------

(1) Each holder has claimed sole voting and investment power concerning these shares except as noted below.

(2) As reported at May 31, 1995, HC Associates, a Delaware general partnership ("HC") is the owner of 5,203,091 shares (approximately 5.1 percent) of the Corporation's common stock. HC was organized in December 1992 for the purpose of, among other things, acquiring, holding, selling, exchanging and otherwise dealing with shares of the Corporation's common stock. The partners of HC (and their respective percentage interests in HC) are GKH Investments, L.P. (the "GKH Fund") (92.743659%), GKH, as nominee for GKH Private Limited ("GKHPL") (3.506491%), Ernest H. Cockrell Texas Testamentary Trust (1.874963%) and Carol Cockrell Jennings Texas Testamentary Trust (1.874965%). The sole general partner of the GKH Fund, a Delaware limited partnership, is GKH. Pursuant to a management agreement, GKH manages assets on behalf of GKHPL. The number of shares described above do not include 39,100 shares of Common Stock acquired in September 1994 by GKH on behalf of GKHPL and the GKH Fund. The general partners of GKH are JAKK Holding Corp., a Nevada corporation ("JAKK"), DWL Lumber Corporation, a Delaware corporation ("DWL"); and HGM Associates Limited Partnership, an Illinois limited partnership ("HGMLP"). The sole general partner of HGMLP is HGM Corporation, a Nevada corporation ("HGM"). Melvyn N. Klein is the sole director and stockholder of JAKK and serves as its president, treasurer and secretary. Mr. Klein disclaims beneficial ownership of the shares of the Corporation's common stock owned by HC, GKH, GKHPL and the GKH Fund. Dan W. Lufkin is president, director and sole stockholder, Craigh Leonard is secretary and a director and Douglas J. McBride is assistant secretary and a director of DWL. Jay A. Pritzker is a director and Chairman of the Board, Thomas J. Pritzker is president and a director, Glen Miller is vice president and treasurer and Harold S. Handelsman is vice president and secretary of HGM.

(3) As reported at February 17, 1998, Neuberger & Berman, LLC is deemed to be a beneficial owner of 5,321,018 shares of the Corporation's common stock for the purpose of Rule 13(d) since it has shared power to make decisions whether to retain or dispose of and in some cases the sole power to vote, the securities of many unrelated clients. Neuberger & Berman, LLC does not, however have any economic interest in the securities of those clients. The clients are the actual owners of the securities and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities.

    Principals of Neuberger & Berman, LLC own 511,000 shares. The principals own these shares in their own personal securities accounts. Neuberger & Berman, LLC disclaims beneficial ownership of these shares since these shares were purchased with each principals' personal funds and each principal has exclusive dispositive and voting power over the shares held in their respective accounts.

    No other Neuberger & Berman, LLC advisory client has an interest of more than 5% of the issuer.

(4) As reported at February 18, 1998, as of December 31, 1997 Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, was the beneficial owner of 6,498,538 shares or 6.31% of the common stock outstanding of Santa Fe Energy Resources Incorporated ("the Company") as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

    Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 6,498,538 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

    Fidelity Management Trust Company ("FMT"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 448,988 shares or less than 1% of common stock outstanding of the Company as a result of its serving as investment manager of the institutional account(s). Mr. Johnson and FMR Corp., through its control of FMT, each has sole dispositive power over 448,988 shares and sole power to vote or to direct the voting of 272,447 shares, and no power to vote or to direct the voting of 176,541 shares of common stock owned by the institutional account(s) as reported above.

    Members of Mr. Johnson's family and trusts for their benefit are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson is Chairman of FMR Corp. and Abigail
    P. Johnson is a Director of

    FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

    Fidelity International Limited, Pembroke Hall, 42 Crowlane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies (the "International Funds") and certain institutional investors. Fidelity International Limited is the beneficial owner of 16,000 shares or less than 1% of the common stock outstanding of the Company.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the amount of common stock beneficially owned as of February 1, 1998 by each of the directors, by each of the executive officers, and by all directors and executive officers as a group. Unless otherwise noted, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown. In 1997 Mr. Payne made one late report describing the voluntary conversion of the Corporation's $.732 Series A Convertible Preferred Stock into common stock and Mr. Greehey made three late reports describing purchases of common stock.

                                                                 SHARES
                      NAME OF DIRECTOR                           OWNED        PERCENT
                 EXECUTIVE OFFICER OR GROUP                   BENEFICIALLY    OF CLASS
                 --------------------------                   ------------    --------
William E. Greehey(1).......................................      84,317         --
Melvyn N. Klein(2)..........................................   5,083,294        4.9
Allan V. Martini(1).........................................      42,998         --
Reuben F. Richards(1).......................................      41,478         --
Marc J. Shapiro(1)..........................................      56,798         --
Kathryn D. Wriston(1).......................................      41,720         --
James L. Payne(3)...........................................   1,736,186        1.7
Hugh L. Boyt(4).............................................     490,793         --
Jerry L. Bridwell(5)........................................     622,438         --
Janet F. Clark(6)...........................................      66,912         --
Duane C. Radtke(7)..........................................     164,029         --
Directors and Executive Officers as a Group(17)(8)..........   9,288,689          9

---------------

(1) Includes 34,091 shares which could be received upon the exercise of options within 60 days. The weighted average exercise price of such options is $6.7514.

(2) Includes 5,048,083 shares of common stock which may be deemed to be owned by GKH primarily through its participation in HC Associates. See "-- Security Ownership of Certain Beneficial Owners" for a description of ownership of common stock by HC Associates. Mr. Klein is the sole stockholder of one of the general partners in GKH, the general partner of GKH Investments, L.P. and the nominee for GKH Private Limited and disclaims beneficial ownership of the shares held by HC Associates. Also includes 34,091 shares which could be received upon the exercise of options within 60 days. The weighted average exercise price of such options is $6.7514.

(3) Mr. Payne's stock ownership includes 66,648 shares of common stock arising from participation in the Corporation's Savings Investment Plan and 1,360,005 shares of common stock which could be received upon the exercise of options within 60 days. The weighted average exercise price of such options is $7.4749. In addition, Mr. Payne's total includes 1,000 shares owned by his wife. Mr. Payne disclaims beneficial ownership of these shares. Finally, the total of shares shown reflect 41,200 shares of Restricted Stock which are subject to forfeiture pursuant to the terms of the Stock Plan.

(4) Mr. Boyt's stock ownership includes 7,191 shares of common stock arising from participation in the Corporation's Savings Investment Plan and 423,704 shares of common stock which could be received upon the exercise of options within 60 days. The weighted average exercise price of such options is $6.8269. Finally, the total of shares shown reflect 9,200 shares of Restricted Stock which are subject to forfeiture pursuant to the terms of the Stock Plan.

(5) Mr. Bridwell's stock ownership includes 44,069 shares of common stock arising from participation in the Corporation's Savings Investment Plan and 506,532 shares of common stock which could be received upon the exercise of options within 60 days. The weighted average exercise price of such options is $7.9069. In addition, Mr. Bridwell's total includes 2,472 shares owned by his children. Mr. Bridwell disclaims beneficial ownership of such shares.

(6) Ms. Clark's stock ownership includes 1,895 shares of common stock arising from participation in the Corporation's Savings Investment Plan and 56,817 shares of common stock which could be received upon the exercise of options within 60 days. The weighted average exercise price of such options is $8.1402.

(7) Mr. Radtke's stock ownership includes 10,307 shares of common stock arising from participation in the Corporation's Savings Investment Plan and 105,681 shares of common stock which could be received upon the exercise of options within 60 days. The weighted average exercise price of such options is $5.6712. Finally, the total of shares shown reflect 8,544 shares of Restricted Stock which are subject to forfeiture pursuant to the terms of the Stock Plan.

(8) The stock ownership described includes 183,895 shares arising from participation in the Corporation's Savings Investment Plan and 3,323,158 shares which could be received upon the exercise of options within 60 days.

               REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

     The Compensation and Benefits Committee (the "Committee") has been chartered by the Board to review salaries and other compensation of officers, including Mr. Payne, the Corporation's Chief Executive Officer, and key employees on an annual basis. Following review, the Committee submits recommendations to the Board regarding such salaries and compensation. In addition, the Committee selects officers and key employees for participation in incentive compensation plans, establishes performance goals for those officers and key employees who participate in such plans and reviews and monitors benefits under all employee plans of the Corporation.

COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

     As a result of an extensive review undertaken in 1995 with the assistance of Hay Management Consultants, a performance-based executive compensation program was developed. The overall program was reviewed by Hay in 1997 in light of the reconfiguration of the of the Corporation which resulted from the Spin-Off of Monterey. It was determined by the Committee that the program continued to be appropriate, is competitive, reinforces the Corporation's business strategy and supports objectives for enhanced shareholder value. It is designed to attract, retain and motivate key employees by providing total compensation opportunities consistent with those maintained by the Corporation's peer group. The group used for this purpose includes companies from the peer group used for purposes of the performance graph, which companies the Committee believes approximate the Corporation's size and asset mix. The program allows compensation to vary significantly based on performance results, balance objectives for short-term operating performance with longer term performance, and encourage stock ownership among key employees.

     Base salaries for the executive group are maintained near the median competitive position for comparable positions among the peer group. Annual incentive opportunities are targeted to provide compensation between a median and upper quartile of the Corporation's peer group described above. Long-Term incentive opportunities are provided through grants of stock options and Phantom Units made pursuant to the Stock Plan and are targeted between median and upper quartile award levels with upside opportunities based on sustained performance and creation of shareholder value.

     As a result of the review undertaken by Hay in 1997 it was determined that Messrs. Payne, Boyt, Bridwell and Radtke would not receive salary adjustments while Ms. Clark as well as other executive officers and key employees received modest increases.

     Annual incentives are provided through the Incentive Compensation Plan (the "IC Plan"). Goals are established which, if met at the target objective, will result in the executive officer being paid 50 percent of the maximum amount for which the individual is eligible. All executive officers participate in the IC Plan with maximum payout percentages in 1997 (before the possible adjustments discussed below) of base salary ranging from 100 percent for Mr. Payne through 40 percent for all other executive officers. The Committee may increase or decrease the ultimate award by 25 percent at its discretion. In addition, for the 1997 plan year by electing to forego all or a portion of the cash segment of the award, a participant may elect to receive an amount of Restricted Stock under the Stock Plan equal to an additional $1 in value for each $2 of cash given up.

     The goals established for 1997 were based upon discretionary cash flow per share, production, reserve replacement, the performance of the Corporation's common stock as compared to the peer group shown in the performance graph, and a discretionary award. The awards were subject to reduction by 50 percent in the event the Corporation failed to achieve net income to common shareholders. Discretionary cash flow per share is defined as net cash provided by operating activities before changes in operating assets and liabilities minus exploration dry hole costs plus total exploration expense minus capitalized interest minus preferred dividends divided by the average number of common shares outstanding. Each goal was weighted equally with the exception of the discretionary award and with the exception of the stock performance goal and discretionary award were compared against profit plan projections. The discretionary cash flow, reserve replacement and stock price performance goals were met in full and the production goal was met at the 47.15% level. An average discretionary award of 5% was also granted resulting in an average overall payout of 79.43%.

     The payout of the awards under the IC Plan were initially set to be made 75 percent in cash and 25 percent in Bonus Stock granted pursuant to the Stock Plan. Participants were allowed to elect prior to the beginning of the 1997 Plan year to forego all or a portion of the cash payment in return for the receipt of Restricted Stock on the basis of an additional $1 in value for each $2 of cash given up. These shares are subject to forfeiture in certain events and will vest one-third per year over a three-year period. The number of shares of Restricted Stock granted to Mr. Payne and other executive officers listed in the Summary Compensation Table are described in a footnote to that table.

     In addition to the above described cash and stock payments, the executive officers and key employees are eligible to participate in other grants made under the Stock Plan. In order to further the identity of interest of employees with that of its stockholders, all forms of compensation under the Stock Plan relate to common stock.

     As part of the ongoing strategy discussed above, in September 1997, the Committee granted Mr. Payne, the executive officers and other key employees NQSOs as noted in the table entitled "Option/SAR Grants in Last Fiscal Year". All grants were made at fair market value and vest as to one-third of the grant per year over a three-year period.

     Also, as part of the strategy discussed above, in December 1997, the Committee granted a total of 120,685 Phantom Units to twenty individuals, including Mr. Payne and the executive officers. Mr. Payne received 31,214 Phantom Units, Messrs. Boyt, Bridwell and Ms. Clark received 8,713 Units, Mr. Radtke received 5,606 Units and the remaining individuals participating in the grant received Units in amounts ranging from 5,606 to 3,409. The Units are earned over a three-year period commencing January 1, 1998 with ultimate payout if any to be made in an equivalent number of shares of common stock. The Committee established four equally weighted goals which must be attained over this three-year period. Full payout will result if discretionary cash flow (as described above) and production volumes equal the three-year projected levels established by the 1998 profit plan, the common stock price performance equals the S&P 500 Index over the three-year period and the common stock price at the end of the three years equals an established target. If the above goals are substantially exceeded, possible payouts may increase by 100 percent. Failure to meet a threshold goal level will result in the reduction or total elimination of a payout.

     Finally, as a result of the Spin-Off of Monterey all outstanding NQSQs and Phantom Units were adjusted to take into account the diminution in value of the Corporation's asset base following the Spin-Off. This adjustment was in accordance with the terms of the Stock Plan and was made pursuant to the formula recognized by the Internal Revenue Service for the adjustment of Qualified Incentive Stock Options in similar circumstances. (See footnote 2 to the Summary Compensation Table).

CHIEF EXECUTIVE COMPENSATION

     The review of executive compensation discussed above included a review of Mr. Payne's compensation. As in the case of the executive officers, as a result of the review of the peer group and in light of the reconfiguration of the Corporation following the Spin-Off of Monterey, it was determined that Mr. Payne's salary not be increased in 1997. Mr. Payne did receive a grant of 60,000 NQSQs with a strike price of $11.4688 in September 1997.

SECTION 162(M) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

     The Committee continues to review implications of the $1 million pay cap rules set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended, and takes this into account when establishing and reviewing compensation policies.

                                            COMPENSATION AND BENEFITS COMMITTEE

                                            William E. Greehey, Chairman
                                            Reuben F. Richards
                                            Kathryn D. Wriston

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation and Benefits Committee was an officer or employee of the Corporation in 1995, 1996 or 1997. Mr. Greehey is Chairman of the Board and Chief Executive Officer of Valero Energy Corporation. During 1997, an affiliate of Valero paid the Corporation $459,087 for compression of natural gas. These fees were determined on an arm's length basis. Mr. Greehey did not have a direct or personal interest in the above transactions and his interest arises only because of his position as an officer and director of Valero and as a director of the Corporation.

                           SUMMARY COMPENSATION TABLE

                                                               LONG TERM
                                                              COMPENSATION   PAYOUTS
                                                              ------------   -------
                                                               SECURITIES
                                                               UNDERLYING     LTIP      ALL OTHER
          NAME AND                                            OPTIONS/SARS   PAYOUT    COMPENSATION
     PRINCIPAL POSITION        YEAR   SALARY $   BONUS $(1)       $(2)        $(3)         $(4)
     ------------------        ----   --------   ----------   ------------   -------   ------------
James L. Payne...............  1997    515,000    562,464        60,000          --       30,500
  Chairman of the Board,       1996    515,000    708,125       225,000      515,025      30,900
  Chief Executive Officer      1995    433,250    284,922            --          --       24,150
  and President

Hugh L. Boyt.................  1997    230,000    171,271        20,000          --       13,400
  Senior Vice President --     1996    230,000    215,625        70,000      140,625      13,800
  Production                   1995    210,731    103,938            --          --        9,432

Jerry L. Bridwell............  1997    230,000    188,398        20,000          --       11,560
  Senior Vice President --     1996    230,000    172,500        70,000      140,625      12,420
  Exploration and Land         1995    207,080    107,000            --          --       11,246

Janet F. Clark (5)...........  1997    206,250    138,558       135,000          --        7,159
  Vice President -- Finance    1996         --         --            --          --           --
  and Chief Financial          1995         --         --            --          --           --
  Officer

Duane C. Radtke..............  1997    187,000    122,541        20,000          --       10,640
  President -- SE Asia         1996    170,208    146,850        45,000      87,495        9,684
                               1995    163,000     48,060            --          --        6,773

---------------

(1) The bonus amounts shown, while determined on a cash basis, were actually paid partially in shares of common stock pursuant to the IC Plan. For 1995, Messrs. Payne, Boyt, Bridwell and Radtke received 14,898, 5,435, 5,595 and 3,503 shares respectively. For 1996, Messrs. Payne, Boyt, Bridwell and Radtke received 6,460, 2,084, 3,067 and 1,059 shares of Bonus Stock and 41,200, 9,200, 0, and 8,544 shares of Restricted Stock, respectively. For 1997, Messrs. Payne, Boyt, Bridwell, Ms. Clark and Mr. Radtke received 9,798, 3,282, 3,282, 2,414, and 2,135 shares of Bonus Stock and 44,091,
    9,846, 14,769, 10,862, and 9,606 shares of Restricted Stock, respectively.

(2) As a result of the Spin-Off of Monterey by the Corporation in July 1997 all outstanding Non-Qualified Stock Options were adjusted to reflect the effect of the transaction on the value of the Corporation's common stock. The anti-dilution formula utilized follows the Internal Revenue Service approved guidelines for adjusting Qualified Incentive Stock Options and took into account the average sales prices for the Corporation's common stock for a period of time before and after the Spin-Off. As a result of the adjustment the number of options outstanding increased by a factor of 1.7045 and the strike price was reduced accordingly in order to preserve the value of either in the money or out of the money spread in existence at that time. The Corporation will receive the same overall consideration for the underlying securities upon exercise of the option. All outstanding Phantom Units were also adjusted utilizing the same formula. All other terms and conditions of the options and the Phantom Units remained unchanged.

     As a result of the adjustment the number of options granted in 1996 as shown in the table to Messrs. Payne, Boyt, Bridwell and Radtke were increased to 383,513, 119,316, 119,316 and 76,703, respectively. The options shown as granted in 1997 for these individuals were granted following the Spin-Off and no adjustment was made to these options. Ms. Clark received two option grants in 1997. The first grant of 100,000 options was made prior to the Spin-Off and was increased to 170,450 options as a result of the adjustment. The second grant of 35,000 options was made following the Spin-Off and therefore no adjustment was made to these options.

(3) The amounts reflect the value of shares of common stock received as a result of the accelerated payout of Phantom Units in November 1996.

(4) Amounts shown reflect matches made by the Corporation for employee contributions to the Santa Fe Energy Resources, Inc. Savings Investment Plan as well as the performance match. (See "-- Benefit Plans -- Savings Plan" for a description of the Savings Investment Plan and the performance match). The performance match is contributed in the year following the performance and therefore total amounts shown for 1995, 1996 and 1997 include the match made for 1994, 1995 and 1996 results, respectively. The Corporation made a performance match in February 1998 for 1997 results for Messrs. Payne, Boyt, Bridwell, Ms. Clark and Mr. Radtke in the amount of $2,537 for each individual. In addition, amounts shown for 1996 and 1997 also include the match made by the Corporation relating to deferrals under the Deferred Compensation Plan. (See " -- Benefit Plans -- Savings Plan" for a description of the Deferred Compensation Plan). These amounts are also subject to the performance match outlined in the Savings Investment Plan. In February 1998, the Corporation allocated to accounts maintained by Messrs. Payne, Boyt, Bridwell, Ms. Clark and Mr. Radtke $5,630, $1,110, $563, $210 and $428 respectively, as a performance match.

(5) Ms. Clark's employment with the Corporation commenced on January 1, 1997.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                 INDIVIDUAL GRANTS                                 POTENTIAL REALIZABLE
                            ---------------------------                              VALUE AT ASSUMED
                             NUMBER OF      PERCENT OF                                RATES OF STOCK
                             SECURITIES       TOTAL                                       PRICE
                             UNDERLYING    OPTIONS/SARS   EXERCISE                   APPRECIATION FOR
                            OPTIONS/SARS    GRANTED TO    OR BASE                      OPTION TERM
                              GRANTED      EMPLOYEES IN    PRICE     EXPIRATION    --------------------
           NAME                  #         FISCAL YEAR     ($/SH)       DATE        5%($)      10%($)
           ----             ------------   ------------   --------   ----------    -------    ---------
James L. Payne............     60,000           7.3       11.4688     09-12-07     432,760    1,096,699
Hugh L. Boyt..............     20,000           2.4       11.4688     09-12-07     144,253      365,566
Jerry L. Bridwell.........     20,000           2.4       11.4688     09-12-07     144,253      365,566
Janet F. Clark............    100,000          12.1        13.875     01-02-07     872,589    2,211,313
                               35,000           4.2       11.4688     09-12-07     252,443      639,741
Duane C. Radtke...........     20,000           2.4       11.4688     09-12-07     144,253      365,566

---------------

    All options described above are NQSQ's granted pursuant to the Stock Plan. The NQSQ's were granted at market on the date of grant and vest one-third per year over a three-year period. The percentage of total options granted in 1997 does not reflect the anti-dilution adjustment discussed in footnote 2 to the Summary Compensation Table.

(1) The 100,000 options shown for Ms. Clark were adjusted as a result of the Monterey Spin-Off to 170,450 options with an exercise price of $8.1402. All other terms remained the same. See footnote 2 to the Summary Compensation Table on page 11. The potential realizable value at assumed rates of stock price appreciation for option term for this grant reflects the adjusted number of options and exercise price.

                    AGGREGATED OPTION/SAR EXERCISES IN 1997
                         AND YEAR-END OPTION/SAR VALUES

                                                          NUMBER OF SECURITIES
                               SHARES                    UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-
                              ACQUIRED                    OPTIONS/SARS AT YEAR        THE-MONEY OPTIONS/SARS
                             ON EXERCISE     VALUE             END 1997(1)              AT YEAR-END 1997(2)
          NAME               DURING 1997    REALIZED    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
          ----               -----------    --------    -------------------------    -------------------------
James L. Payne...........          --            --        1,360,005 / 315,675          5,511,018 / 955,530
Hugh L. Boyt.............          --            --          423,704 /  99,544          1,900,676 / 302,788
Jerry L. Bridwell........          --            --          506,532 /  99,544          1,900,676 / 302,788
Janet F. Clark...........          --            --           56,817 / 148,633            176,689 / 353,375
Duane C. Radtke..........          --            --          105,681 /  71,134            589,567 / 191,101

---------------

(1) See footnote 2 to the Summary Compensation Table on page 11 concerning a description of the anti-dilution adjustment in the number of options and the strike price thereof which resulted from the Spin-Off of Monterey in July 1997. Information shown in this table reflects this adjustment.

(2) The closing price of common stock on December 31, 1997 was $11.25.

                           LONG-TERM INCENTIVE PLANS
                                 AWARDS IN 1997

                                                                             ESTIMATED FUTURE PAYOUT UNDER
                                     NUMBER OF     PERFORMANCE OR OTHER       NON-STOCK PRICE-BASED PLANS
                                   SHARES, UNITS       PERIOD UNTIL         -------------------------------
                                     OR OTHER         MATURATION OR         THRESHOLD    TARGET    MAXIMUM
              NAME                   RIGHTS #             PAYOUT               (#)         (#)       (#)
              ----                 -------------   --------------------     ----------   -------   --------
James L. Payne...................     32,214        1/1/98-12/31/00            9364      31,214     62,428
Hugh L. Boyt.....................      8,713        1/1/98-12/31/00            2614       8,713     17,426
Jerry L. Bridwell................      8,713        1/1/98-12/31/00            2614       8,713     17,426
Janet F. Clark...................      8,713        1/1/98-12/31/00            2614       8,713     17,426
Duane C. Radtke..................      5,606        1/1/98-12/31/00            1682       5,606     11,212

     In December 1997, the individuals described above (as well as 15 other executive officers and key employees) received grants of Phantom Units pursuant to the Stock Plan (or the 1995 Incentive Stock Compensation Plan for Non-Executive Employees) in the amounts indicated. The grant was effective January 1, 1998 with the Units being earned over a three-year period. Ultimate payout, if any, is to be made in an equivalent number of shares of common stock. Four equal weighted goals have been established which must be attained over the three-year performance period. Full payout at the target level will result if discretionary cash flow and production volumes equal the three year projected levels established by the 1998 profit plan, the common stock price performance equals the S&P 500 Index over the three-year period and the common stock price at the end of the three years equals an established target. If the above goals are substantially exceeded possible payouts may increase to the maximum shown. Failure to meet a threshold level, shown above as the combined threshold level of all four goals, will result in a reduction or total elimination of a payout.

     Phantom Units granted in December 1996 which were effective January 1, 1997, were adjusted due to the Spin-Off of Monterey by the Corporation. See footnote 2 to the Summary Compensation Table on page 11. This adjustment resulted in Messrs. Payne, Boyt, Bridwell, Ms. Clark and Mr. Radtke receiving 40,361, 11,267, 11,267, 11,267 and 7,503 Phantom Units at the target level. All other terms and conditions of the December 1996 grant remained unchanged.

                               PERFORMANCE GRAPH

     The following performance graph compares the performance of the common stock to the S&P 500 Index and to an index composed of 19 independent oil and gas companies which the Corporation believes have an asset base and operations which are comparable to those of the Corporation.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG
                        SANTA FE ENERGY RESOURCES INC.,
                    THE S & P 500 INDEX AND A PEER GROUP(1)

                                        SANTA FE
                                         ENERGY
        MEASUREMENT PERIOD             RESOURCES,
      (FISCAL YEAR COVERED)               INC.            PEER GROUP          S & P 500
12/92                                             100                100                100
12/93                                             109                120                110
12/94                                              94                108                112
12/95                                             113                130                153
12/96                                             163                171                189
12/97                                             235                160                252

 - $100 invested on 12/31/92 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.

(1) This group of companies, which includes the Corporation, also currently includes Anadarko Petroleum Corp., Apache Corp., Barrett Resources Corp., Burlington Resources, Cabot Oil & Gas, Cross Timbers Oil Co., Devon Energy, Enron Oil & Gas, Mitchell Energy & Development, Noble Affiliates, Inc., Oryx Energy Co., Pennzoil Co., Pogo Producing Company, Seagull Energy Corp., Union Texas Petroleum Holdings, Inc., Vastar Resources, Inc., Vintage Petroleum and United Meridian Corp. Due to activities such as reorganizations and mergers, additions and deletions are made to the group from time to time.

                                 BENEFIT PLANS

     The Corporation maintains a 401(k) savings plan and a retirement income plan. In addition, the Corporation has entered into employment agreements with certain officers and key employees and maintains a severance program for all full-time salaried employees. These plans and agreements are briefly described below.

     Savings Plan. The Corporation has adopted the Santa Fe Energy Resources Savings Investment Plan. The Savings Investment Plan offers eligible employees an opportunity to make long-term investments on a regular basis through salary contributions, which are supplemented by matching employer contributions. Substantially all salaried employees are eligible to participate on the first day of the month after their date of hire. The Corporation will match an employee's contribution up to 4% of such employee's compensation.

     In addition to the employer match described above, at the end of each fiscal year, the Corporation's performance is evaluated using the same performance measures used in the IC Plan. If the performance meets or exceeds the goals for that year, participants will receive up to another fifty cents on each regular matching dollar contributed by the Corporation. The regular employer matching contributions as well as the performance match are made in common stock. The goals were 79.43% met in 1997 and a partial performance match was made in February 1998.

     The Savings Investment Plan is intended to qualify as a Section 401(k) cash or deferred compensation arrangement whereby an employee's contributions and the employer's matching contributions are not subject to federal income taxes at the time of the contribution to the Savings Investment Plan, and the Savings Investment Plan is subject to the restrictions imposed by the Code. A variety of investment alternatives are offered, including a fund which is invested in common stock.

     The Corporation also maintains a Deferred Compensation Plan whereby employees earning in excess of $100,000 per year are allowed to defer all or a portion of their salary until any future year or retirement. These amounts are not matched by the Corporation. Employees earning in excess of $160,000 per year may also defer up to 4% of such excess and the amount will be matched by the Corporation. The amount contributed is also subject to the performance match described above in the Savings Investment Plan.

     Retirement Plans. The Corporation has adopted the Santa Fe Energy Resources Retirement Income Plan, a qualified defined benefit plan for substantially all salaried employees, and the Santa Fe Energy Resources Supplemental Retirement Plan. The Nonqualified Plan will pay benefits to Retirement Plan participants where the Retirement Plan formula produces a benefit to members in excess of limits imposed by ERISA and applicable government regulations. It also includes amounts deferred under the Deferred Compensation Plan as pensionable compensation. Benefits which have accrued to the Corporation's participants under the Santa Fe Pacific Retirement Plan are protected under the Retirement Plan. Total approximate benefits under both the Retirement Income Plan and Supplemental Plan are shown below for selected compensation levels and years of service. As of December 31, 1997, Messrs. Payne, Boyt, Bridwell and Radtke were credited with 15.8, 14.2, 23.8 and 5.7 years of service under the plans, respectively. Employees are eligible to participate in the plans after one year of service and therefore Ms. Clark will be credited with one year of service as of January 1, 1998, which is one year following her date of employment.

                               PENSION PLAN TABLE

              AVERAGE                                     YEARS OF SERVICE
               YEARLY                 --------------------------------------------------------
            COMPENSATION                 15          20          25          30          35
            ------------              --------    --------    --------    --------    --------
 $125,000...........................  $ 22,000    $ 29,000    $ 36,000    $ 54,000    $ 63,000
 $150,000...........................  $ 26,000    $ 35,000    $ 44,000    $ 66,000    $ 77,000
 $175,000...........................  $ 31,000    $ 41,000    $ 51,000    $ 77,000    $ 90,000
 $200,000...........................  $ 36,000    $ 47,000    $ 59,000    $ 89,000    $104,000
 $225,000...........................  $ 40,000    $ 54,000    $ 67,000    $100,000    $117,000
 $250,000...........................  $ 45,000    $ 60,000    $ 75,000    $112,000    $131,000
 $300,000...........................  $ 54,000    $ 72,000    $ 90,000    $135,000    $158,000
 $400,000...........................  $ 73,000    $ 97,000    $121,000    $182,000    $212,000
 $450,000...........................  $ 82,000    $109,000    $137,000    $205,000    $239,000
 $500,000...........................  $ 91,000    $122,000    $152,000    $228,000    $266,000
 $600,000...........................  $110,000    $147,000    $183,000    $275,000    $321,000
 $650,000...........................  $119,000    $159,000    $199,000    $298,000    $348,000
 $700,000...........................  $129,000    $172,000    $214,000    $322,000    $375,000
 $750,000...........................  $138,000    $184,000    $230,000    $345,000    $402,000
 $800,000...........................  $147,000    $196,000    $245,000    $368,000    $429,000

     Benefit figures shown are amounts payable based on a straight life annuity assuming retirement by the participant at age 62 in 1997 without a joint survivorship provision. The benefits listed in the above table are not subject to any deduction for social security or other offset amounts.

     Benefits under the plans are computed based on a participant's total compensation during this period of covered employment, for the 60 consecutive months during the ten-year period immediately prior to the termination of his covered employment for which his total compensation is the highest, divided by
60. If a participant has not received compensation for 60 consecutive months during such ten-year period, his compensation shall equal the total of his compensation for the longest period of consecutive months during such ten-year period divided by the total number of months of compensation so considered.

     Compensation recognized under the plans is the total basic compensation, including any elective salary deferral amounts excluded from income pursuant to
Section 125 or 402 of the code, plus overtime, shift differentials and bonuses (whether cash or stock) paid pursuant to recurring bonus programs, including compensation deferred under the Deferred Compensation Plan, but excluding any special or extraordinary bonuses and any other items of compensation. A participant's basic compensation is the regular rate of pay specified for his position and does not include automobile allowances, imputed income under any group term life insurance program, moving expense or other reimbursements, fringe benefits, or similar items.

     The pension compensation therefore differs from the compensation listed in the Summary Compensation Table in several respects. Pension compensation is based on average compensation as explained above. It does not include restricted stock awards, stock options and other compensation in the "All Other Compensation" column (i.e., employer matching contributions to the Savings Investment Plan and the performance match). It also does not include special or extraordinary bonuses.

     The pension compensation of officers listed in the Summary Compensation Table is listed below:

                                                                PENSION COMPENSATION
                            NAME                                (FINAL AVERAGE PAY)
                            ----                                --------------------
James L. Payne..............................................          $763,600
Hugh L. Boyt................................................          $328,800
Jerry L. Bridwell...........................................          $324,700
Duane C. Radtke.............................................          $235,000

     Employment Agreements. The Corporation has entered into employment agreements (the "Employment Agreements") covering 11 employees of the Corporation (including each of the individuals named in the Summary Compensation Table. The Employment Agreements, are intended to encourage such employees to remain in the employ of the Corporation. The initial term of each Employment Agreement expires on December 31, 1999; however, beginning on January 1, 1998 and on each January 1 thereafter, the term is automatically extended for an additional one-year period, unless by September 30 of the preceding year the Corporation gives notice that the Employment Agreement will not be so extended. The term of the Employment Agreement, however, is automatically extended for a minimum period of 24 months following a Change in Control (three years in the case of Mr. Payne).

     In the event that following a Change in Control (and during the term of the Employment Agreement) employment is terminated by the employee for "Good Reason" or the employee is involuntarily terminated by the Corporation other than for "Cause" (as those terms are defined in the Employment Agreements), or if during the six months preceding a Change in Control, the employee's employment is terminated by the employee for Good Reason or by the Corporation other than for Cause, and such termination is demonstrated to be connected with the Change in Control, the Employment Agreements provide for payment of certain amounts to the employee based on the employee's salary and bonus under the IC Plan; payout of nonvested restricted stock, phantom units, stock options, if any, and continuation of certain insurance benefits on a tax neutral basis for a period of up to 24 months (36 months in the case of Mr. Payne). The payments and benefits are payable pursuant to the Employment Agreement only to the extent they are not paid out under the terms of any other plan of the Corporation. The payments and benefits provided by these Employment Agreements may be further limited by certain restrictions commonly known as Parachute Payment limitations as set forth in the Employment Agreements. In the event Mr. Payne's payments would exceed the Parachute Payment Limits he will be made "whole" on a net after-tax basis for any excise tax incurred. Without giving effect to such limitation, the estimated value of the payments and benefits that Messrs. Payne, Boyt, Bridwell,

Ms. Clark and Mr. Radtke and all executive officers as a group would be entitled to receive if a qualifying termination occurred on February 1, 1998 would be $2,824,434, $765,766, $758,568, $628,408, $575,475 and $7,287,543, respectively.

     Severance Program. The Corporation has adopted a Severance Program for all full-time, salaried employees who are terminated by the Corporation or terminated or constructively terminated by an acquiring company, other than for Cause (as defined in the Severance Program). However, following a Change in Control (defined substantially the same as in the Stock Plan), an executive officer or key employee who has entered into an Employment Agreement is not eligible to receive duplicate benefits under the Employment Agreement and the Severance Program. A participant in the Severance Program is generally entitled to an amount of up to one year's pay based upon a participant's age, length of service and highest rate of base salary in effect during the 24-month period preceding his termination, provided that the aggregate of such payment does not exceed two times the participant's actual salary for the 12-month period preceding the date of termination. In addition, a participant is entitled to continuation of health and life insurance benefits for up to a period of two years.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Price Waterhouse LLP served as the independent public accountants for the Corporation in 1997 and has been appointed the Corporation's independent public accountants for 1998. Representatives of Price Waterhouse LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The stockholders are requested to ratify and approve the appointment of Price Waterhouse LLP as independent public accountants for 1998.

     The appointment of Price Waterhouse LLP will be approved if the votes cast in favor of such approval exceed the votes cast opposing such approval.

                                 OTHER BUSINESS

     The Board knows of no business that will come before the meeting except that indicated above. However, if any other matters are properly brought before the meeting, it is intended that the persons acting under the proxy will vote thereunder in accordance with their best judgment.

                           COST OF PROXY SOLICITATION

     The cost of preparing, assembling and mailing this proxy material will be borne by the Corporation. In addition to solicitation by mail, solicitations may be made by regular employees of the Corporation or by paid solicitors in person or by telephone or telegraph. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send proxy material to their principals and the Corporation will reimburse them for their expense in so doing.

                             STOCKHOLDER PROPOSALS

     In accordance with the proxy rules of the Securities and Exchange Commission, proposals by stockholders intended for inclusion in the proxy material solicited by the Corporation for the 1999 annual meeting must be received at the Corporation's executive offices no later than November 20, 1998; provided, however that if the date of the 1999 annual meeting is scheduled to be held prior to April 11, 1999 or later than June 10, 1999, the proposals are then required to be received by the Corporation within a reasonable time before its solicitation is made.

                                            By order of the Board of Directors.

                                            MARK A. OLDER
                                            Corporate Secretary

March 20, 1998

[X] PLEASE MARK YOUR                                                   |
    VOTES AS IN THIS                                                   |__ 9349
    EXAMPLE.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and FOR Proposal 2.

The Board of Directors recommends a vote FOR proposals 1 and 2.

          FOR       WITHHELD                        FOR  AGAINST  ABSTAIN

1.Election of                 2. Approval of
  Directors                      Independent
  (See Reverse)                  Accountants

For, except vote Withheld from the following nominee(s):


--------------------------------------------------------

                                       PLEASE COMPLETE SIGN AND PROMPTLY MAIL
                                       THIS PROXY IN THE ENCLOSED ENVELOPE.


                                     Note: Please sign exactly as name appears
                                           on this card. Joint owners should
                                           each sign personally. Corporation
                                           proxies should be signed by an
                                           authorized officer. Executors,
                                           administrators, trustees, etc. should
                                           so indicate when signing.



                                     -------------------------------------------


                                     -------------------------------------------
                                     SIGNATURES                        DATE

                        SANTA FE ENERGY RESOURCES, INC.
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                 THE COMPANY FOR ANNUAL MEETING ON MAY 11, 1998

The undersigned hereby constitutes and appoints Allan V. Martini, Kathryn D. Wriston and William E. Greehey and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Santa Fe Energy Resources, Inc. to be held at the Omni Hotel, Four Riverway, Houston, Texas on Monday, May 11, 1998 at 10:00 a.m., and at any adjournments thereof, on all matters coming before said meeting.

Proposal 1 -- Election of Directors. Nominees:
             Melvyn N. Klein and James L. Payne

Proposal 2 -- To ratify and approve the appointment of Price Waterhouse LLP as independent public accountants for the fiscal year ending December 31, 1998.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

THIS CARD PROVIDES VOTING INSTRUCTIONS FOR SHARES HELD FOR THE BENEFIT OF COMPANY EMPLOYEES IN THE SANTA FE ENERGY RESOURCES SAVINGS INVESTMENT PLAN.

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                                                                SEE REVERSE
                                                                    SIDE
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